UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    February 23, 2009
OSI RESTAURANT PARTNERS, LLC
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OSI Restaurant Partners, LLC reported that its net loss for the three months ended December 31, 2008 was $506,410,000 compared with $23,511,000 for the same period in 2007.  For the year ended December 31, 2008, its net loss was $739,409,000 compared with $22,594,000 for the same period in 2007.  Net loss includes the aggregate goodwill and intangible asset impairment charges described below of $482,403,000 and $650,491,000 for the three months and year ended December 31, 2008, respectively.  Revenues for the quarter decreased by 10.2% to $928,332,000 compared with $1,033,954,000 during the same quarter last year.  For the year, revenues decreased by 4.9% to $3,962,857,000 compared with $4,166,661,000 for the same period in 2007.  Capital expenditures totaled approximately $121,400,000, $119,359,000 and $77,065,000 for the year ended December 31, 2008, the period from January 1 to June 14, 2007 and the period from June 15 to December 31, 2007, respectively.

Basis of Presentation

On June 14, 2007, OSI Restaurant Partners, Inc. (“Predecessor”), by means of a merger and related transactions (the “Merger”), was acquired by Kangaroo Holdings, Inc., which is controlled by an investor group comprised of Bain Capital Partners, LLC, Catterton Partners, Company founders Chris T. Sullivan, Robert D. Basham and J. Timothy Gannon and certain members of the Company’s management. In connection with the Merger, OSI Restaurant Partners, Inc. converted into a Delaware limited liability company named OSI Restaurant Partners, LLC (“Successor”).  Unless the context otherwise indicates, as used in this report, the term the “Company” and other similar terms mean (a) prior to the Merger, OSI Restaurant Partners, Inc. and (b) after the Merger, OSI Restaurant Partners, LLC.

The information furnished in this Current Report on Form 8-K provides information regarding the Company’s results for the fourth quarter and year ended December 31, 2008.  Generally accepted accounting principles in the United States (“U.S. GAAP”) require management to make estimates and assumptions that affect the amounts reported in the financial statements.  Actual results may vary materially from these estimates and assumptions.  Upon completion of the audit of the Company’s fiscal year ended December 31, 2008, the final reported results may reflect changes from the information presented in this Form 8-K and such changes could be material.

Certain of this information will be discussed in the Company’s conference call being held on Monday, February 23, 2009 at 11:00 a.m. EST.  This report includes the reconciliations of non-GAAP financial measures to the most directly comparable GAAP measure referenced in the conference call.

Certain of the accompanying financial information is presented for two periods, Predecessor and Successor, which relate to the periods preceding and succeeding the Merger, respectively.  The three months and year ended December 31, 2008 and the three months ended December 31, 2007 include the results of operations of the Successor.  The year ended December 31, 2007 includes the results of operations for the period from January 1 to June 14, 2007 of the Predecessor and the results of operations for the period from June 15 to December 31, 2007 of the Successor on a combined basis.  Although the year ended December 31, 2007 presentation does not comply with U.S. GAAP, the Company believes it provides a meaningful method of comparing the current period to the prior period that includes both Predecessor and Successor results.  A reconciliation of the combined results for the year ended December 31, 2007 to the U.S. GAAP results for Successor and Predecessor included in Amendment No. 3 to the Company’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”) on May 29, 2008 (“Form S-4”).

The Company’s portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s and Cheeseburger in Paradise restaurants.  The Company’s restaurant system operates in 49 states and 20 countries internationally.

Quarterly Results

The following summarizes the Company’s results for the quarter ended December 31, 2008:

•	Comparable store sales for the Company’s significant restaurant brands for the quarter ended December 31, 2008 compared to the same quarter in 2007 changed by approximately:

Quarter ended December 31, 2008	Company - owned	Franchise and development joint venture (1)	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouse	-9.1%	-12.3%	-9.5%
Carrabba’s Italian Grill	-7.4%	n/a	-7.4%
Bonefish Grill	-13.8%	-18.3%	-14.0%
Fleming’s Prime Steakhouse and Wine Bar	-19.6%	n/a	-19.6%
_________________
(1)
These sales do not represent sales of OSI Restaurant Partners, LLC and are presented only as an indicator of changes in the Company’s restaurant system, which management believes is important information about the Company’s restaurant brands.

•
As a result of poor overall economic conditions, declining sales at Company-owned restaurants, reductions in the Company’s projected results for future periods and a challenging environment for the restaurant industry, the Company assessed the recoverability of its goodwill and other indefinite-lived intangible assets and recorded an aggregate goodwill impairment charge of $442,482,000 for its domestic and international Outback Steakhouse, Bonefish Grill, and Fleming’s Prime Steakhouse and Wine Bar concepts for the quarter ended December 31, 2008.  The Company also recorded an impairment charge of $39,921,000 for the domestic and international Outback Steakhouse and Carrabba’s Italian Grill trade names for the quarter ended December 31, 2008.

As previously disclosed, during the second quarter of 2008, in connection with the Company’s annual assessment for impairment of goodwill and other indefinite-lived intangible assets, the Company recorded an aggregate goodwill impairment charge of $161,589,000 for the international Outback Steakhouse, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar concepts.  The Company also recorded impairment charges of $3,037,000 for the Carrabba’s Italian Grill trade name and $3,462,000 for the Blue Coral Seafood and Spirits trademark.

The Company did not have any goodwill or other indefinite-lived intangible asset impairment charges in 2007.

The Company’s review of the recoverability of goodwill was based primarily upon an analysis of the discounted cash flows of the related reporting units as compared to the carrying values.  The Company also used the discounted cash flow method to determine the fair value of its intangible assets.

•
The Company is not aware of any items that would cause it not to be in compliance with its financial covenants related to the Credit Agreement at December 31, 2008.  However, the Company’s continued compliance with these covenants will depend on its future levels of cash flow, which will be affected by its ability to successfully reduce its costs, implement efficiency programs and improve working capital management.  If as a result of the current economic challenges, the Company’s revenue and resulting cash flow decline to levels that cannot be offset by reductions in costs, efficiency programs and improvements in working capital management, the Company may not remain in compliance with the leverage ratio and free cash flow covenants in its Credit Agreement.

Quarterly Results (continued)

•
For the three months ended December 31, 2008, Adjusted EBITDA and Adjusted EBITDAR were $72,844,000 and $119,031,000, respectively, as compared to $86,533,000 and $132,315,000, respectively, for the three months ended December 31, 2007.  The decrease in Adjusted EBITDA for the fourth quarter of 2008 compared with the same period in 2007 primarily resulted from a decline in sales at Company-owned restaurants.  These adjusted results are non-GAAP financial measures.  A reconciliation of these adjusted results to net loss is included in the following tables.

•
Cost of sales decreased 0.4% as a percentage of restaurant sales in the fourth quarter of 2008 compared with the same period in 2007 primarily as a result of the impact of certain Outback Steakhouse and Carrabba’s Italian Grill cost savings initiatives and general menu price increases.  This decrease was partially offset by increases in produce, seafood, dairy and beef costs.

•
Labor costs decreased 0.3% as a percentage of restaurant sales in the fourth quarter of 2008 compared with the same period in 2007 due to Outback Steakhouse and Carrabba’s Italian Grill cost savings initiatives, a reduction in expenses for the Company’s Partner Equity Program (“PEP”), reduced deferred compensation expenses, a decrease in worker’s compensation insurance expense and a reduction in distribution expense to managing partners.  The decrease was partially offset by declines in average unit volumes, an increase in health insurance costs and higher kitchen and service labor costs.

•
Other restaurant operating expenses for the fourth quarter of 2008 increased 0.3% as a percentage of restaurant sales as compared to the same period in 2007.  This increase was primarily due to declines in average unit volumes and increases in advertising expenses.  The increase was partially offset by Outback Steakhouse and Carrabba’s Italian Grill cost savings initiatives, a reduction in general liability insurance expense and a decrease in pre-opening costs.

•
General and administrative expenses for the fourth quarter of 2008 increased by $6,138,000 to $73,901,000 as compared with $67,763,000 in the same period in 2007.  This increase resulted primarily from losses on the cash surrender value of life insurance and was partially offset by a decrease in distribution expense to area operating partners, a reduction in Merger expenses and a decrease in deferred compensation expense for corporate employees.

•
Provision for impaired assets and restaurant closings for the fourth quarter of 2008 included $29,397,000 of impairment charges for certain of the Company’s restaurants, the goodwill and indefinite-lived intangible asset impairment charges described above and $243,000 of other impairment charges.  Provision for impaired assets and restaurant closings for the fourth quarter of 2007 included $14,828,000 of impairment charges for certain of the Company’s restaurants, $3,145,000 of impairment charges for the Company’s investment in an unconsolidated affiliate, Kentucky Speedway, LLC, and $573,000 of other impairment charges.

•	The Company recorded an allowance for notes receivable for a consolidated affiliate of $33,150,000 during the fourth quarter of 2008 as described below.

Recent Events and Other Information

The Company announced last week the commencement of a cash tender offer to purchase the maximum aggregate principal amount of the 10% Senior Notes due June 15, 2015 issued by the Company and OSI Co-Issuer, Inc., a wholly owned subsidiary of the Company, that the Company can purchase for $73,000,000, excluding accrued interest. The tender offer is being made upon the terms and conditions set forth in the Offer to Purchase dated February 18, 2009 and the related Letter of Transmittal and upon the terms and subject to the conditions described therein.  The purpose of the tender offer is to reduce the principal amount of debt outstanding, reduce the related debt service obligations and improve the Company’s financial covenant position under its senior secured credit facilities.

The Company is funding the tender offer with (i) cash on hand and (ii) proceeds from a contribution (the “Contribution”) of $47,000,000 from the Company’s parent, OSI HoldCo, Inc. (“OSI HoldCo”).  The Contribution was funded through distributions to OSI HoldCo by one of its subsidiaries that owns (indirectly through subsidiaries) approximately 340 restaurant properties that are sub-leased to the Company.

Between November 18, 2008 and November 21, 2008, the Company purchased on the open market and extinguished $61,780,000 in aggregate principal amount of its senior notes for $11,711,000 of principal, representing an average of 19.0% of face value, and $2,729,000 of accrued interest. The Company recorded a gain from the extinguishment of its debt of $48,409,000 for the three months ended December 31, 2008.  The gain was reduced by $1,660,000 for the pro rata portion of unamortized deferred financing fees that related to the extinguished senior notes.  The principal balance of senior notes outstanding at December 31, 2008 and 2007 was $488,220,000 and $550,000,000, respectively.

The Company was the guarantor of an uncollateralized line of credit that matured December 31, 2008 and permitted borrowing of up to $35,000,000 by a limited liability company, T-Bird Nevada, LLC (“T-Bird”), which is owned by the principal of each of the Company’s California franchisees of Outback Steakhouse restaurants.  T-Bird used proceeds from the line of credit for loans to its affiliates (“T-Bird Loans”) that serve as general partner of 42 franchisee limited partnerships, which currently own and operate 41 Outback Steakhouse restaurants. The funds were ultimately used for the purchase of real estate and construction of buildings to be opened as Outback Steakhouse restaurants and leased to the franchisees limited partnerships.  In January 2009, the Company received notice that an event of default had occurred in connection with the line of credit because T-Bird failed to pay the outstanding balance of $33,283,000 due on the maturity date.  On February 17, 2009, the Company purchased the note and all related rights from the lender for $33,311,000, which included the principal balance due on maturity and accrued and unpaid interest. The Company consolidates T-Bird and the related T-Bird Loans and, given the circumstances surrounding the event of default, recorded a $33,150,000 allowance for its T-Bird Loan receivables for the quarter ended December 31, 2008. On February 19, 2009, the Company filed suit against T-Bird and its affiliates in Florida state court seeking, among other remedies, to enforce the note and collect on the T-Bird Loans.

On February 20, 2009, T-Bird and certain of its affiliates filed suit against the Company and certain of its officers and affiliates.  The suit claims, among other things, that the Company made various misrepresentations and breached certain oral promises allegedly made by the Company and certain of its officers to T-Bird and its affiliates that the Company would acquire the restaurants owned by T-Bird and its affiliates and until that time the Company would maintain financing for the restaurants that would be nonrecourse to T-Bird and its affiliates.  The complaint seeks damages in excess of $100 million, exemplary or punitive damages, and other remedies.  The Company and the other defendants believe the suit is without merit, and they intend to defend the suit vigorously.

The Company was a partial guarantor of $68,000,000 in bonds issued by Kentucky Speedway, LLC (“Speedway”).  Speedway is an unconsolidated affiliate in which the Company has a 22.5% equity interest and for which the Company operates catering and concession facilities. At December 31, 2007, the outstanding balance on the bonds was approximately $63,300,000, and the Company’s maximum unconditional guarantee was $17,585,000, of which the Company recognized a liability of $2,495,000 for the estimated fair value of the guarantee.

Recent Events and Other Information (continued)

As the Company previously disclosed in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008, Speedway entered into an asset purchase agreement with Speedway Motorsports, Inc., a Delaware corporation, in May 2008.  The sale of Speedway closed December 31, 2008.  In accordance with the terms of the Bond Purchase Agreement executed and effective December 31, 2008 upon the sale of Speedway, the Company was released from its $17,585,000 guarantee.  The Company recorded a $2,495,000 decrease to its guarantee liability and recorded a corresponding decrease to its investment in Speedway at December 31, 2008.

During the fourth quarter of 2008 and the first quarter of 2009, the Company committed an additional $16,395,000 of its working capital revolving credit facility for the issuance of letters of credit.  These include increases in the amount of letters of credit for the insurance companies that underwrite the Company’s workers’ compensation insurance, a letter of credit for the insurance company that underwrites the Company’s bonds for liquor licenses, utilities, liens and construction and letters of credit for energy providers.  As of the date of this report, the Company has total outstanding letters of credit of $69,435,000, which is $5,565,000 below the maximum of $75,000,000 of letters of credit permitted to be issued under the Company’s working capital revolving credit facility.

On December 29, 2008, an action was filed in the United States District Court for the Southern District of Florida seeking confirmation of a purported November 26, 2008 arbitration award against Outback Steakhouse International, L.P. (“Outback International”), an indirect wholly-owned subsidiary of the Company, in the amount of $97,997,450, plus interest from August 7, 2006.  American Restaurants, Inc. v. Outback Steakhouse Int’l, L.P., Case No. 08-23557-CIV-HOEVELER (S.D. Fla.).  The dispute that led to the purported award involved Outback International’s alleged wrongful termination in 1998 of a Restaurant Franchise Agreement (the “Agreement”) entered into in 1996 concerning one restaurant in Argentina.

Outback International believes that the purported arbitration award resulted from a process that materially violated the terms of the Agreement, and that the arbitrator who issued the purported award violated Outback International’s rights to due process.  On December 9, 2008, in accordance with the procedure provided under Argentine law, Outback International filed with the arbitrator a motion seeking leave to file an appeal to nullify the purported award, which has the effect of staying enforcement of the award in Argentina pending the arbitrator's action on the motion.  Outback International intends to contest vigorously in the courts of both Argentina and the United States the validity and enforceability of the purported arbitration award.    Based in part on legal opinions Outback International has received from Argentine counsel, the Company does not expect the arbitration award or the petition seeking its confirmation to have a material adverse effect on the Company’s results of operations, financial condition or cash flows.  However, litigation is inherently uncertain and the ultimate resolution of this matter cannot be guaranteed.

OSI Restaurant Partners, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007 (1)
	(Successor, unaudited)		(Successor, unaudited)
Revenues
Restaurant sales	$922,607	$1,027,812	$3,939,436	$4,144,615
Other revenues	5,725	6,142	23,421	22,046
Total revenues	928,332	1,033,954	3,962,857	4,166,661
Costs and expenses
Cost of sales	320,876	361,531	1,389,392	1,472,047
Labor and other related	252,610	284,779	1,095,057	1,163,440
Other restaurant operating	235,739	260,303	1,012,724	998,004
Depreciation and amortization	44,197	49,200	185,786	177,109
General and administrative	73,901	67,763	263,204	296,523
Provision for impaired assets and restaurant closings	512,043	18,546	716,501	30,296
Allowance for notes receivable for consolidated affiliate	33,150	-	33,150	-
Income from operations of unconsolidated affiliates	(464)	(1,122)	(2,343)	(569)
	1,472,052	1,041,000	4,693,471	4,136,850
(Loss) income from operations	(543,720)	(7,046)	(730,614)	29,811
Gain on extinguishment of debt	48,409	-	48,409	-
Other expense, net	(926)	-	(11,122)	-
Interest income	833	1,454	4,709	6,286
Interest expense	(52,786)	(47,311)	(159,137)	(104,934)
Loss before benefit from income taxes and minority
interest in consolidated entities' (loss) income	(548,190)	(52,903)	(847,755)	(68,837)
Benefit from income taxes	(38,567)	(30,550)	(105,305)	(48,799)
Loss before minority interest in
consolidated entities' (loss) income	(509,623)	(22,353)	(742,450)	(20,038)
Minority interest in consolidated entities' (loss) income	(3,213)	1,158	(3,041)	2,556
Net loss	$(506,410)	$(23,511)	$(739,409)	$(22,594)
_________________
(1)
The accompanying financial information has been prepared for two periods, Predecessor and Successor, which relate to the periods preceding and succeeding the Merger, respectively.  This financial information has been prepared by mathematically combining the Predecessor and Successor periods in the year ended December 31, 2007.  Although this presentation does not comply with U.S. GAAP, the Company believes it provides a meaningful method of comparing the current period to the prior period that includes both Predecessor and Successor results.

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	Successor
	December 31,
	2008	2007
	(unaudited)
Cash	$271	$171
Restricted cash (1)	6	36
Working capital deficit (2)	(205)	(222)
Current portion of long-term debt (3)	64	68
Long-term debt (4)	1,721	1,811
_________________
(1)	Restricted cash includes $5.9 million that is current at December 31, 2008 and $4.0 million and $32.2 million that is current and long-term, respectively, at December 31, 2007.
(2)
Working capital deficit includes all current assets less current liabilities.  However, Consolidated Working Capital as defined by the Company’s financial covenants excludes Cash and cash equivalents and certain current debt and tax-related liabilities.

(3)
The Company’s $33.3 million and $32.6 million debt guarantee for T-Bird is included in the Current portion of long-term debt, as the liability was still outstanding at December 31, 2008 and 2007, respectively.  In February 2009, the Company purchased the note and all related rights from the lender for $33.3 million, which included the principal balance due on maturity and accrued and unpaid interest.

(4)
At December 31, 2007, Long-term debt includes a $2.5 million fair value debt guarantee on amounts owed by Speedway (for which the Company provided a total guarantee of $17.6 million).  The Company was released from its guarantee obligation on December 31, 2008.

System-wide Sales

System-wide sales declined by 9.9% for the quarter and by 4.5% for the year ended December 31, 2008 compared with the respective periods in 2007.  System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not.  The two components of system-wide sales - sales of OSI Restaurant Partners, LLC and sales of franchisees and unconsolidated development joint ventures - are provided in the following supplemental tables.

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007 (1)
	(Successor)		(Successor)
COMPANY-OWNED RESTAURANT SALES
(in millions):
Outback Steakhouse
Domestic	$505	$556	$2,153	$2,284
International	65	86	298	329
Total	570	642	2,451	2,613
Carrabba's Italian Grill	162	175	681	705
Bonefish Grill	89	95	384	373
Fleming's Prime Steakhouse and Wine Bar	56	63	216	221
Other restaurants	45	53	207	233
Total Company-owned restaurant sales	$922	$1,028	$3,939	$4,145

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

System-wide Sales (continued)

These sales do not represent sales of OSI Restaurant Partners, LLC, and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007 (1)
	(Successor)		(Successor)
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES
(in millions) (2):
Outback Steakhouse
Domestic	$74	$84	$325	$353
International	40	38	159	132
Total	114	122	484	485
Bonefish Grill	4	4	16	17
Total franchise and development joint venture sales (2)	$118	$126	$500	$502
Income from franchise and development joint ventures (3)	$4	$7	$23	$23
_________________
(1)
The accompanying financial information has been prepared for two periods, Predecessor and Successor, which relate to the periods preceding and succeeding the Merger, respectively.  This financial information has been prepared by mathematically combining the Predecessor and Successor periods in the year ended December 31, 2007.  Although this presentation does not comply with U.S. GAAP, the Company believes it provides a meaningful method of comparing the current period to the prior period that includes both Predecessor and Successor results.

(2)	Franchise and development joint venture sales are not included in revenues as reported in the Consolidated Statements of Operations.
(3)
Represents the franchise royalty and portion of total income related to restaurant operations included in the Consolidated Statements of Operations in the line items “Other revenues” or “Income from operations of unconsolidated affiliates.”

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR

EBITDA (earnings before interest, taxes, depreciation and amortization), Adjusted EBITDA (defined below) and Adjusted EBITDAR (Adjusted EBITDA plus rent) are supplemental measures of profitability that are not required by or presented in accordance with U.S. GAAP.  They are not measurements of the Company’s financial performance under U.S. GAAP and should not be considered as alternatives to net (loss) income or any other performance measures derived in accordance with U.S. GAAP or as alternatives to cash flow from operating activities as measures of the Company’s liquidity.  The Company believes that EBITDA, Adjusted EBITDA and Adjusted EBITDAR provide investors with helpful information about the Company’s operations, cash flows and ability to meet its future debt service, capital expenditures and working capital requirements.

Adjusted EBITDA, which is a measure the Company is required to report to its banks, is calculated by adjusting EBITDA to exclude certain stock-based compensation expenses, non–cash expenses, charges associated with becoming a private company and significant non–recurring items.

Reconciliation of Net Loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR (continued)

The following table reconciles net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the three months and years ended December 31, 2008 and 2007 (in thousands):

	Three months ended		Years ended
	December 31,		December 31,
	2008	2007	2008	2007 (1)
	(Successor)		(Successor)
Net loss	$(506,410)	$(23,511)	$(739,409)	$(22,594)
Benefit from income taxes	(38,567)	(30,550)	(105,305)	(48,799)
Interest expense, net	51,953	45,857	154,428	98,648
Depreciation and amortization	44,197	49,200	185,786	177,109
EBITDA	$(448,827)	$40,996	$(504,500)	$204,364

Impairments, closings and disposals (2)	510,748	20,707	712,915	37,742
Stock-based and other compensation expense (3)	604	10,102	19,931	58,380
Non-cash rent expense (4)	4,796	7,801	25,724	25,752
Income from operations of unconsolidated affiliates, net (5)	(464)	(1,122)	(2,343)	(569)
Accounting remediation and restatement expenses	-	-	-	2,261
Transaction costs (6)	-	4,766	1,461	40,115
Pre-opening expense (7)	2,366	2,810	12,675	17,988
Management fee (8)	2,633	2,294	9,906	5,163
Unusual and non-recurring expenses (9)	(7,427)	(1,799)	(2,203)	(1,799)
Other, net (10)	8,415	(22)	29,066	(1,489)
Adjusted EBITDA	$72,844	$86,533	$302,632	$387,908

Cash rent (11)	46,187	45,782	184,697	145,523
Adjusted EBITDAR	$119,031	$132,315	$487,329	$533,431
_________________
(1)
The accompanying financial information has been prepared for two periods, Predecessor and Successor, which relate to the periods preceding and succeeding the Merger, respectively.  This financial information has been prepared by mathematically combining the Predecessor and Successor periods in the year ended December 31, 2007.  Although this presentation does not comply with U.S. GAAP, the Company believes it provides a meaningful method of comparing the current period to the prior period that includes both Predecessor and Successor results.

(2)
Represents the elimination of non-cash impairment charges for fixed assets, goodwill and intangible assets of $707,717,000 and $28,874,000 for the years ended December 31, 2008 and 2007, respectively, cash and non-cash expense from restaurant closings and net gains or losses on the sale of fixed assets.

(3)
Represents the elimination of expenses for employee service rendered in prior periods and recognized in 2007 and 2008 in connection with adopting the PEP of $2,110,000 and $8,002,000, ongoing PEP expense (net of certain PEP distributions) of $15,035,000 and $16,967,000, expenses associated with the vesting of restricted stock, options and other non-cash charges related to compensation programs (net of certain cash distributions) provided to management, area operating partners and/or restaurant general managers of $9,391,000 and $32,005,000 and expenses incurred or income earned as a result of (earnings) losses on PEP deferred compensation participant investment accounts of ($6,605,000) and $1,405,000 for the years ended December 31, 2008 and 2007, respectively.

(4)
Represents the amortization of favorable and unfavorable leases as well as the difference between straight-line and cash rent expenses.  Includes approximately $1,431,000 and $6,725,000 of non-cash rent expense related to the Company’s sister company, Private Restaurant Properties, LLC (“PRP”), for the three months and year ended December 31, 2008, respectively, and approximately $1,753,000 and $8,717,000 of non-cash rent expense related to PRP for the three months and year ended December 31, 2007, respectively.

(5)	Represents the elimination of income from operations of unconsolidated affiliates, net of dividends and distributions received, if any.
(6)	Represents the non-recurring fees incurred as a result of the Merger transaction and subsequent related filings.
(7)	Reflects the elimination of employee travel, training, legal and other costs incurred prior to the opening of new restaurants.
(8)	Represents the management fees paid to a management company owned by affiliates of Bain Capital Partners, LLC, Catterton Partners and Company founders.
(9)
Includes a $48,409,000 gain on extinguishment of debt, a $33,150,000 allowance for T-Bird Loan Receivables and a $3,628,000 loss on the sale of the Lee Roy Selmon’s concept for the three months and year ended December 31, 2008, expenses from a non-recurring compensation program, hurricane property and inventory loss, certain non-cash insurance expenses and gains resulting from a one-time reversal of an accrual for gift certificates.

(10)
Includes foreign currency transaction loss of $10,885,000 and ($343,000) for the years ended December 31, 2008 and 2007, respectively, loss (gain) on the cash surrender value of life insurance of $16,005,000 and ($2,116,000) for the years ended December 31, 2008 and 2007, respectively, loss on natural gas derivative instrument and franchise tax expense.

(11)
Includes cash rent paid to PRP, exclusive of any amounts included in pre-opening expense above, of approximately $16,748,000 and $70,228,000 for the three months and year ended December 31, 2008, respectively and approximately $17,123,000 and $33,348,000 of cash rent paid to PRP for the three months and year ended December 31, 2007.

Post-Merger Cost Savings Initiatives Adjustment to Adjusted EBITDA

The Company’s Credit Agreement’s definition of Adjusted EBITDA permits the Company to include the pro forma effects of certain cost savings initiatives, including those implemented within the first eighteen months after the date of the Merger, as if those initiatives had been in place for the last four fiscal quarters. The following table calculates the EBITDA adjustment from the Company’s cost savings initiatives, net of actual benefits realized, for the year ended December 31, 2008:

			Pro Forma
			Cost Savings Initiatives
		Pro Forma	EBITDA Adjustment
	Savings to	Twelve-Month	Year Ended
Cost Savings Category (in millions):	Date (4)	Run-Rate (5)	December 31, 2008 (6)
Food (1)	$26.6	$61.7	$35.1
Labor (2)	19.9	48.2	28.3
Other (3)	8.9	35.7	26.8
Total Cost Savings	$55.4	$145.6	$90.2
__________________
(1)	Cost savings realized and projected from specific menu item changes.
(2)	Cost savings realized and projected from initiatives to reduce restaurant labor hours.
(3)	Cost savings realized and projected from supplier contract negotiations and other supply chain efficiency initiatives.
(4)
Realized savings for the trailing twelve months ended December 31, 2008.  Realized savings are not necessarily indicative of the pro forma twelve-month run-rate since these food, labor and other initiatives were not in place for the entire trailing twelve months ended December 31, 2008.

(5)	Pro forma cost savings from the food, labor and other initiatives as if they had been in place for the entire twelve-month period ended December 31, 2008.
(6)	Portion of the pro forma cost savings run-rate not yet realized in the last twelve months financial statements; EBITDA adjustment is limited to $20,000,000 (see below).

Based on the costs savings initiatives adjustment to Adjusted EBITDA calculated above, the Company’s pro forma Adjusted EBITDA for purposes of the Credit Agreement is as follows:

Pro Forma Adjusted EBITDA (in millions):
Adjusted EBITDA, last 12 months	$302.6
Cost savings initiatives adjustment (1)	20.0
Pro forma Adjusted EBITDA	$322.6
_________________
(1)	Post-Merger cost savings initiatives adjustment is limited to $20,000,000 per the Consolidated EBITDA definition in the Company’s Credit Agreement.

Comparative Store Information

RESTAURANTS IN OPERATION AS OF DECEMBER 31:	2008	2007
	(Successor)
Outback Steakhouse
Company-owned - domestic	689	688
Company-owned - international	129	129
Franchised and development joint venture - domestic	107	107
Franchised and development joint venture - international	53	49
Total	978	973
Carrabba's Italian Grill
Company-owned	237	238
Franchised and development joint venture	1	-
Total	238	238
Bonefish Grill
Company-owned	142	134
Franchised and development joint venture	7	6
Total	149	140
Fleming’s Prime Steakhouse and Wine Bar
Company-owned	61	54
Other
Company-owned	65	75
System-wide total	1,491	1,480

Cautionary Statement

This Form 8-K includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on the current expectations of management.  The Company is subject to a number of risks and uncertainties that could cause actual results to differ materially from historical periods and from the forward-looking statements included in this document, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; interest rate changes, compliance with debt covenants and the Company’s ability to make debt payments since it is significantly leveraged as a result of the merger transaction on June 14, 2007; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; government actions and policies; completion of the audit of the Company’s financial statements for the fiscal year ended December 31, 2008; and changes to and consummation and timing of the tender offer discussed in this Form 8-K.  Further information on potential factors that could affect the financial results of the Company is included in its Form S-4 and in its Quarterly Report on Form 10-Q filed with the SEC on November 14, 2008. The Company assumes no obligation to update the information in this Form 8-K, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI RESTAURANT PARTNERS, LLC
(Registrant)

Date: February 23, 2009	By:	/s/ Dirk A. Montgomery
Dirk A. Montgomery
Chief Financial Officer